Press Release

	Contacts:	Mel Payne, Chairman & CEO
Joe Saporito, CFO
Carriage Services, Inc.
713-332-8400
FOR IMMEDIATE RELEASE

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E
713-529-6600
CARRIAGE SERVICES REPORTS THIRD QUARTER RESULTS
Revises 2006 Earnings Estimates
NOVEMBER 8, 2006 – HOUSTON – Carriage Services, Inc. (NYSE: CSV) today reported financial results for the third quarter ended September 30, 2006, which were as follows:
•	Revenues of $35.5 million compared to $35.6 million for the third quarter of 2005.

•	GAAP loss from continuing operations of $0.03 per share compared to $0.00 in the prior year.

•	Adjusted EBITDA from continuing operations of $5.2 million compared to prior year of $7.2 million.
     “Notwithstanding that the third quarter is typically our weakest quarter for seasonal reasons, the results we have reported this quarter and year to date are unacceptable. While we were pleased with revenue growth in our funeral segment this quarter, we were not pleased that our funeral gross margin decreased 130 basis points and that our cemetery segment reported an operating loss for the first time and continued to negatively affect our consolidated financial results,” stated Melvin C. Payne, Chairman and Chief Executive Officer. “During the third quarter we aggressively addressed the primary reasons for poor execution of our funeral operating model and unacceptable operating performance of our cemetery segment. In the Central Region, we initiated a turnaround program during the quarter for the businesses operating under our minimum standards. These businesses accounted for a negative year to date EBITDA variance of $2.1 million or $0.07 per share compared to 2005. The turnaround program as implemented consists of new leadership (currently 9 business managers have been replaced); staff and other controllable expense reductions; and price increases and limits on discounts which should result in substantial increases in average revenue per contract. As we monitor this group for the remainder of 2006, we may take additional action to ensure that earnings return to an acceptable level for all of 2007 on par with the rest of our funeral operations portfolio.
     Our Rolling Hills cemetery in Richmond, California accounted for a $2.2 million negative EBITDA year to date variance or $0.07 per share compared to 2005. The turnaround of this dominant business has taken longer than expected because the leadership, staff quality and process issues discovered to date have been more extensive and complex than anticipated. We are focused on recruiting a new Managing Partner and restoring this business to its historical level of profitability in 2007. While we believe the turnaround will be evident starting in the first quarter of 2007, realistically the historical levels of performance may take most of 2007 to restore on a sustainable basis,” stated Mr. Payne.
     Carriage reported a loss from continuing operations of $0.03 per share because cemetery earnings declined $2.1 million, or $0.07 per share compared to the prior year quarter. The cemetery segment results were negatively affected by charges of $0.7 million for environmental remediation costs, $0.2 million for severance, and on-going operational issues at Rolling Hills.
     On a year to date basis, revenues totaled $114.8 million compared to $113.7 million for the nine months ended September 30, 2006. Adjusted EBITDA from continuing operations declined from $26.6 million for the nine months ended September 30, 2005 to $23.9 million for the nine months ended September 30, 2006. Earnings per diluted share from continuing operations total $0.13 for 2006.
     Carriage reported negative free cash flow from continuing operations of $2.8 million in the third quarter of 2006 compared to negative $3.8 million in the third quarter of 2005. In addition to being the seasonally weakest quarter of the year, the semiannual interest payment on the senior notes totaling $5.1 million was paid in the third quarter. Free cash flow from continuing operations totaled $4.3 million for the nine months ended September 30, 2006 compared to $1.4 million in adjusted free cash flow for the first nine months of 2005. Cash and short-term investments totaled $34.4 million at September 30, 2006, compared to $24.9 million at December 31, 2005 and $31.2 million at June 30, 2006.
     “Our newly defined growth strategy for the future is based upon acquiring funeral and cemetery businesses based on five strategic criteria, including size of the business. While it is difficult to predict the pace and timing of acquisitions, we are confident that there are numerous candidates that meet our criteria and that our strategy represents the best opportunity to increase shareholder value. We were pleased to recently announce the agreement to acquire a large funeral and cemetery business in the Corpus Christi, Texas market,” stated Mr. Payne.
Funeral Operations
          Key indicators and financial results for Carriage’s funeral operations for the third quarter when compared to the same period in the previous year are as follows:
•	Funeral revenues from continuing operations increased 5.0 percent from $26.0 million to $27.3 million

•	Same store funeral contracts decreased 1.5 percent from 5,212 to 5,136

•	Same store average revenue per contract increased 5.7 percent from $4,860 to $5,136

•	Funeral gross margin decreased 130 basis points from 22.9 percent to 21.6 percent
          “We were pleased with the five percent growth in revenues for the quarter compared to the third quarter of 2005. For the second consecutive quarter the Eastern Region had a significant year over year increase of 6.2 percent in the number of contracts and a 4.9 percent increase in the average revenue per contract. Training, service and packaging initiatives are having a meaningful impact on the average revenue per contract,” stated Mr. Payne. The decline in funeral gross margin is due to higher operating costs, including additional accruals for funeral incentive plans, and underperforming businesses as previously discussed.
          The average revenue for cremation contracts increased 8.1 percent to $2,574, and the cremation rate increased 160 basis points to 34.9 percent. The average revenue for burial contracts increased 6.0 percent to $7,103. We continue to address the growing cremation trend by training our funeral directors to present multiple merchandise and service options to families, resulting in choices that produce both higher revenues per service and greater customer satisfaction.
Cemetery Operations
          Key indicators for Carriage’s cemetery operations and financial results for the third quarter when compared to the same period last year are as follows:
•	Cemetery revenues from continuing operations decreased 14.1 percent from $9.6 million to $8.2 million and cemetery gross profit swung from a profit of $1.8 million to a loss of $0.3 million

•	Revenues from the sale of interment rights declined 30.1 percent to $3.1 million
          “Our operating results in the third quarter were negatively impacted by weaker sales of interment rights, which resulted in $1.3 million less revenue, of which the completion of construction of mausoleum units accounted for $0.5 million of the revenue decline. By year end, we will have new operating and sales leadership in place at several of our mid-size cemeteries which will position these operations for a higher level of sales and profit performance in 2007.
          In July, the Company combined cemetery and funeral operations in the Eastern and Central regions, thereby simplifying our organizational structure along only geographic lines. In connection with the operational realignment, Carriage incurred severance costs totaling $0.2 million. In the third quarter, we agreed to remediate a section at our Rolling Hills cemetery where prior development was deemed to violate environmental and drainage regulations. The remediation costs of $0.7 million were recorded as cemetery expenses during the quarter.
Other
          The Company changed its method of accounting for stock options and shares issued from its employee stock purchase plan in the first quarter 2006 in accordance with SFAS No. 123R, which resulted in additional noncash compensation expense totaling $45,000 and $198,000 for the three and nine month periods ended September 30, 2006, respectively.
          Other income totaled $0.9 million for the third quarter of 2006 and consists of a $0.5 million gain on the sale of excess real estate and $0.4 million of interest income on the short-term investments.
Fourth Quarter and 2006 Outlook
          For the fourth quarter of 2006, Carriage estimates revenues to range from $38 to $40 million, EBITDA to range from $8.5 to $9.0 million, diluted earnings per share from continuing operations to range from $0.06 to $0.07 and free cash flow of approximately $5.5 million. Excluding the effects of acquisitions or dispositions, cash and short-term investments are expected to total approximately $40 million at December 31, 2006.
          For the fiscal year 2006, Carriage estimates revenues to range from $153 to $155 million, EBITDA to range from $33 to $33.5 million, diluted earnings per share from continuing operations to range from $0.20 to $0.21 and free cash flow of approximately $9.8 million. The difference from Carriage’s original estimates (EBITDA of $35.8 to $37.4 million, diluted earnings per share from continuing operations of $0.26 to $0.31 and free cash flow of $11.0 to $12.2 million) are primarily related to the underperforming funeral and cemetery businesses as previously discussed.
     “We are disappointed that our performance this year has been much weaker than expected. On the other hand, we have made major changes this year in our organizational structure and operational leadership that were designed to position each business and the company to produce results beginning in 2007 that are closer to the sustainable earnings power under our standards operating model.
     After three years, we now have a much greater understanding of how to execute our funeral operating model, and while not as far along with our cemetery model, we should see substantially improving results during 2007,” concluded Mr. Payne.

Third Quarter Conference Call Information
     Carriage Services has scheduled a conference call for tomorrow, November 9, 2006 at 10:30 a.m. eastern time. To participate in the call, dial 303-262-2139 at least ten minutes before the conference call begins and ask for the Carriage Services conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until November 16, 2006. To access the replay, dial 303-590-3000 and enter pass code 11073643#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting http://www.carriageservices.com. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an audio archive will be available shortly after the call and will be accessible for approximately 90 days. For more information, please contact Karen Roan at DRG&E at (713) 529-6600 or email kcroan@drg-e.com.
     Carriage Services in the fourth largest publicly traded death care company. As of November 8, 2006, Carriage operates 131 funeral homes in 27 states and 28 cemeteries in 11 states.
This press release uses the following Non-GAAP financial measures “free cash flow and EBITDA”. Both free cash flow and EBITDA are used by investors to value common stock. The Company considers free cash flow to be an important indicator of its ability to generate cash for acquisitions and other strategic investments. The Company has included EBITDA in this press release because it is widely used by investors to compare the Company’s financial performance with the performance of other deathcare companies. The Company also uses EBITDA to monitor and compare the financial performance of its operations. EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.
Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2005, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.
-Tables to follow -

CARRIAGE SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	09/30/05	09/30/06	09/30/05	09/30/06
Funeral revenues	$25,988	$27,285	$84,949	$87,395
Funeral costs and expenses	20,025	21,400	62,232	65,267

Funeral gross profit	5,963	5,885	22,717	22,128
Funeral gross margin	22.9%	21.6%	26.7%	25.3%

Cemetery revenues	9,563	8,215	28,715	27,451
Cemetery costs and expenses	7,763	8,469	23,217	24,974

Cemetery gross profit	1,800	(254)	5,498	2,477
Cemetery gross margin	18.8%	-3.1%	19.1%	9.0%

Total revenues	35,551	35,500	113,664	114,846
Total costs and expenses	27,788	29,869	85,449	90,241

Total gross profit	7,763	5,631	28,215	24,605
Total gross margin	21.8%	15.9%	24.8%	21.4%

General and administrative expenses	3,141	2,751	8,920	8,143

Operating income	4,622	2,880	19,295	16,462
Operating margin	13.0%	8.1%	17.0%	14.3%

Interest expense	4,649	4,614	13,961	13,885
Additional interest costs on debt refinancing	—	—	6,933	—
Other expense (income)	(140)	(911)	249	(1,474)

Total interest expense and other	4.509	3,703	21,143	12,411

Income (loss) before income taxes from continuing operations	113	(823)	(1,848)	4,051

(Provision) benefit for income taxes	(41)	309	701	(1,520)

Income (loss) from continuing operations before cumulative effect of change in accounting principle	72	(514)	(1,147)	2,531
Discontinued operations:
Operating income from discontinued operations	112	30	681	355
Gain on sales and (losses and impairments) of discontinued operations	836	(111)	1,303	(6,443)
Income tax (provision) benefit	(350)	30	(739)	1,960

Income (loss) from discontinued operations	598	(51)	1,245	(4,128)

Income (loss) before change in accounting method	670	(565)	98	(1,597)
Cumulative effect of change in accounting principle, net of tax benefit of $13,078	—	—	(22,756)	—

Net income (loss)	$670	$(565)	$(22,658)	$(1,597)

Basic earnings (loss) per share:
Continuing operations	$0.00	$(0.03)	$(0.06)	$0.14
Discontinued operations	0.04	—	0.07	(0.22)

Subtotal	0.04	(0.03)	0.01	(0.08)
Change in accounting method	—	—	(1.25)	—

Net income (loss)	$0.04	$(0.03)	$(1.24)	$(0.08)

Diluted earnings (loss) per share:
Continuing operations	$0.00	$(0.03)	$(0.06)	$0.13
Discontinued operations	0.04	—	0.07	(0.22)

Subtotal	0.04	(0.03)	$0.01	(0.09)
Change in accounting method	—	—	(1.25)	—

Net income (loss)	$0.04	$(0.03)	$(1.24)	$(0.09)

CARRIAGE SERVICES, INC.
Selected Financial Data
September 30, 2006
(unaudited)

Selected Balance Sheet Data:	12/31/05	09/30/06
Cash and Short Term Investments	$24,857	$34,364
Total Senior Debt (a)	141,421	140,791
Days sales in funeral accounts receivable	24.4	22.9
Net Senior Debt to total capitalization (b)	38.0	36.0
Net Senior Debt to EBITDA from continuing operations (rolling twelve months) (b)	3.31	3.27

(a)	-	Senior debt does not include the convertible junior subordinated debentures.

(b)	-	Net Senior debt is Senior Debt less cash and short term investments
Reconciliation of Non-GAAP Financial Measures:
     This press release includes the use of certain financial measures that are not GAAP measures. The non-GAAP financial measures are presented for additional information and are reconciled to their most comparable GAAP measures below.

	Three months	Three months
	ended	ended
	9/30/05	9/30/06
Net income (loss) from continuing operations before change in accounting principle	$72	$(514)
Interest expense, net of interest income	4,507	4,218
Depreciation and amortization	2,539	2,358
Non-cash (gains) losses	—	(516)
Income taxes (benefit)	41	(309)

Adjusted EBITDA from continuing operations	$7,159	$5,237

	Nine months	Nine months
	ended	ended
	9/30/05	9/30/06
Net income (loss) from continuing operations before change in accounting principle	$(1,147)	$2,531
Interest expense, net of interest income	20,567	12,926
Depreciation and amortization	7,292	7,435
Non-cash (gains) losses	576	(516)
Income taxes (benefit)	(701)	1,520

Adjusted EBITDA from continuing operations	$26,587	$23,896

Reconciliation of Non-GAAP Financial Measures Continued:

	Three Months	Three Months
	Ended	Ended
	9/30/05	9/30/06
Cash used in operating activities from continuing operations	$(1,793)	$(166)
Less capital expenditures from continuing operations	(2,045)	(2,583)

Free cash flow from continuing operations	$(3,838)	$(2,749)

	Nine Months	Nine Months
	Ended	Ended
	9/30/05	9/30/06
Cash provided by (used in) operating activities from continuing operations	$(9,306)	$9,320
Additional interest paid on the early retirement of the old senior notes (c)	5,955	—
Deferred distributions on subordinated debentures (c)	10,345	—

Adjusted cash provided by operating activities	6,994	9,320
Less capital expenditures from continuing operations	(5,582)	(4,983)

Adjusted free cash flow from continuing operations	$1,412	$4,337

(c)	-	For the period ended 09/30/05, we added the additional interest paid on the senior notes and the payment of the cumulative deferred distributions on the subordinated debentures when we refinanced our senior debt during the quarter ended 3/31/05.
Weighted Average Number of Common and Common Equivalent Shares Outstanding:

	For the Three Months		For the Nine Months
	Ended		Ended
	09/30/05	09/30/06	09/30/05	09/30/06
Basic	18,426	18,563	18,294	18,531

Diluted	18,938	18,563	18,294	18,896